Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of September 7, 2022, by and between Imperalis Holding Corp., a Nevada corporation (“IMHC” or the “Parent”) and TurnOnGreen, Inc., a Nevada corporation (“TOGI” or the “Subsidiary”). IMHC and TOGI are collectively referred to as the “Constituent Corporations.”

RECITALS:

WHEREAS, each of the Constituent Corporations is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, the Subsidiary has an authorized capitalization consisting of (i) four hundred million (400,000,000) shares of Class A Common Stock, par value $0.001 per share (the “Common Stock”), 1,000 of which are issued and outstanding, (ii) fifty million (50,000,000) shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), none of which is issued or outstanding, and (iii) fifty million (50,000,000) shares of Preferred Stock, par value $0.001 per share, none of which is issued or outstanding;

WHEREAS, the Parent owns 100% of the outstanding shares of Common Stock;

WHEREAS, the Board of Directors of each of IMHC and TOGI has determined that it is desirable and in the best interests of the Constituent Corporations for TOGI to merge with and into IMHC (the “Merger”), pursuant to Sections 92A.120 and 92A.180 of the Nevada Revised Statutes (the “NRS”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Merger is intended to qualify as a reorganization pursuant to Section 368 of the Internal Revenue Code, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

1.1       At the Effective Time (as defined below), TOGI shall be merged with and into IMHC in the Merger. Upon effectiveness of the Merger, the separate existence of TOGI shall cease and IMHC shall continue as the surviving corporation, unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers and subject to all the duties and liabilities of a corporation organized under the NRS.

1.2       The Merger shall become effective in accordance with NRS 92A.240 at 12:01 am Eastern Time on September 8, 2022 (the “Effective Time”), pursuant to the Articles of Merger in the form attached hereto as Exhibit A (the “Articles”), filed with the Secretary of State of the State of Nevada.

1.3       At the Effective Time, the separate existence of TOGI shall cease, and IMHC shall: (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (ii) be subject to all actions previously taken by its and TOGI’s Boards of Directors, (iii) succeed, without other transfer, to all of the assets, rights, powers and property of TOGI in the manner as more fully set forth in Section 3 of NRS 92A.250, (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Time, and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of TOGI in the same manner as if IMHC had itself incurred them, all as more fully provided under the applicable provisions of the NRS.

ARTICLE II

2.1       The Articles of Incorporation of IMHC, as amended and in effect immediately prior to the Merger shall be and remain the Articles of Incorporation of IMHC.

2.2       The Bylaws of IMHC in effect immediately prior to the Effective Time shall be and remain the Bylaws of IMHC until the same shall be altered, amended or repealed.

2.3       The directors and officers of IMHC in office at the Effective Time shall continue in office and shall constitute the directors and officers of IMHC for the term elected until their respective successors shall be elected or appointed and shall have qualified.

ARTICLE III

The terms and conditions of the Merger with respect to each issued and outstanding shares of capital stock of the Constituent Corporations shall be as follows:

3.1       Each issued and outstanding share of capital stock of the Parent Corporation immediately prior to the Effective Time shall remain the issued and outstanding shares of the Parent Corporation.

3.2       Each issued and outstanding share of capital stock of the Subsidiary Corporation held by the Parent Corporation immediately prior to the Effective Time shall be cancelled and extinguished without the payment of any consideration therefor.

ARTICLE IV

Each of the Constituent Corporations shall take or cause to be taken all actions or do or cause to be done all things necessary, proper or advisable under the laws of the State of Nevada to consummate and make effective the Merger.

ARTICLE V

This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective successors in interest.

ARTICLE VI

Notwithstanding anything herein to the contrary, this Agreement may be terminated and abandoned by the Board of Directors of IMHC at any time prior to the date of filing the Articles with the Secretary of State of the State of Nevada.

ARTICLE VII

The Board of Directors of IMHC may amend modify and supplement this Agreement in such a manner as it may determine at any time.

ARTICLE VIII

This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts to this Agreement delivered by facsimile, .pdf or other similar forms of electronic transmission shall be deemed effective as original signatures hereto.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

IMHC:

IMPERALIS HOLDING CORP.

By:
Name: David Katzoff
Title: Chief Financial Officer

TOGI:

TURNONGREEN, INC.

By:
Name: Amos Kohn
Title: Chief Executive Officer